Exhibit 99.1

Ecovyst Reports Fourth Quarter and
Full Year 2025 Results

WAYNE, PA, February 26, 2026 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated provider of virgin and regenerated sulfuric acid products and services, today reported results for the fourth quarter and full year ended December 31, 2025.

The financial results of the divested Advanced Materials & Catalysts business are reported in discontinued operations in the financial statements for all periods presented.

Fourth Quarter 2025 Results & Highlights from Continuing Operations
•Completed sale of Advanced Materials & Catalysts segment to Technip Energies N.V. for a sale price of $556 million.
•Sales of $199.4 million, compared to $148.9 million in the fourth quarter of 2024
•Net income of $9.2 million compared to $23.8 million in the fourth quarter of 2024, with a net income margin of 4.6% and with diluted net income per share of $0.08
•Adjusted Net Income of $32.4 million, compared to $18.4 million in the fourth quarter of 2024, with Adjusted Diluted Income per share of $0.28
•Adjusted EBITDA of $51.3 million, up 7.5% compared to $47.7 million in the fourth quarter of 2024, with an Adjusted EBITDA margin of 25.7%
•Repurchased $20.0 million of common stock
•Utilized $465 million of net proceeds from the Advanced Materials & Catalysts divestiture to pay down Term Loan. Net debt leverage ratio at year end was 1.2x

Full Year 2025 Results & Highlights from Continuing Operations
•Sales of $723.5 million, compared to $598.3 million in 2024
•Net income of $6.3 million. Net income margin of 0.9%, with diluted net income per share of $0.05
•Adjusted Net Income of $45.7 million, with Adjusted Diluted Income per share of $0.39
•Adjusted EBITDA of $172.0 million, with an Adjusted EBITDA margin of 23.8%
•Net cash from operations of $118.1 million, Adjusted Free Cash Flow of $78.1 million
•Repurchased 5,752,285 shares of common stock for $47.4 million
•Acquired Waggaman, Louisiana sulfuric acid production assets for total price of $41 million

“Ecovyst’s actions and results for the fourth quarter of 2025 reflect continued progress in implementing our strategic initiatives, while delivering full-year 2025 Adjusted EBITDA above our guidance,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “2025 represented a transformational year for Ecovyst. In May, we acquired the Waggaman, Louisiana sulfuric acid production assets in a transaction that enhances our Gulf Coast network and provides capacity for future growth. At year-end we completed the divestiture of the Advanced Materials & Catalysts segment for a sales price of approximately $556 million, a key milestone in our ongoing portfolio transformation. We used $465 million of the proceeds of this divestiture to pay down our Term Loan, resulting in a Net Debt Leverage ratio of 1.2x at year-end. Ecovyst also prioritized a return of capital to stockholders with $47 million of share repurchases during 2025.”
“In 2026, we expect high refinery utilization and positive alkylate economics to continue to support our regeneration services business, with anticipated year-over-year growth in volume, and we expect increased sales of virgin sulfuric acid, in part due to continued expected growth in mining demand,” said Bitting. “Our focus in 2026 will remain on positioning Ecovyst for profitable long-term growth and delivering value for our stockholders. We enter the year with a strong balance sheet, substantial liquidity and a favorable historic cash generation profile that we believe provides for significant flexibility as we deploy incremental growth capital in 2026 on attractive projects that will translate into enhanced capability to service our customers. At the same time, we plan to continue pursuing compelling inorganic growth opportunities and the return of capital to our stockholders through an active share repurchase program.”

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 1

Review of Business Results from Continuing Operations
Fourth quarter 2025 sales were $199.4 million, compared to $148.9 million in the fourth quarter of 2024. The increase in sales reflects higher sales volume for virgin sulfuric acid, including the contribution from the acquired Waggaman location, and favorable contractual pricing for regenerated sulfuric acid, partially offset by lower sales volume for regenerated sulfuric acid associated with unplanned and extended customer downtime. In addition, the pass-through effect of higher sulfur costs on sales was $28 million. Fourth quarter 2025 Adjusted EBITDA was $51.3 million, compared to $47.7 million in the fourth quarter of 2024. The increase reflects the favorable volume and pricing at the sales level, partially offset by higher manufacturing costs, including incremental costs of the acquired Waggaman assets.
For the year, sales were $723.5 million, compared to $598.3 million in 2024. The increase in sales reflects higher average selling prices driven by the pass-through effect of higher sulfur costs of approximately $77 million and favorable contract pricing for regenerated sulfuric acid, and higher sales volume. The sales volume increase was a result of higher sales of virgin sulfuric acid, including the contribution from the acquired Waggaman location, partially offset by lower regenerated sulfuric acid driven by unplanned and extended customer down-time and maintenance turnaround activity at our facilities. Adjusted EBITDA was $172.0 million, compared to $172.7 million in 2024, with the favorable volume and price impact at the sales level largely offset by higher manufacturing costs associated with general inflation, and higher maintenance and transportation costs.
Cash Flows and Balance Sheet
Cash flows from operating activities for continuing operations was $118.1 million for the year ended December 31, 2025, compared to $103.8 million for the year ended December 31, 2024. At December 31, 2025, the Company had cash and cash equivalents of $197.2 million, total gross debt of $397.1 million and availability under the ABL facility of $67.6 million, after giving effect to $3.2 million of outstanding letters of credit and no outstanding borrowings under the facility, for total available liquidity of $264.8 million. As of December 31, 2025, the net debt to net income ratio was 31.7x, and the net debt leverage ratio was 1.2x.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 2

2026 Financial Outlook

For 2026 we currently anticipate demand fundamentals to remain positive for both our regeneration services business and for sales of virgin sulfuric acid. We expect that high refinery utilization, favorable alkylate economics and lower customer downtime, compared to 2025, will contribute to increased sales for regenerated sulfuric acid. For sales of virgin sulfuric acid, although we remain cautious about the near-term outlook for global macroeconomic activity and the potential for weakness in some industrial applications for virgin sulfuric acid and sales of oleum grades used in the production of nylon precursors. However, we expect strong demand in mining applications to contribute to year-over-year growth in sales for virgin sulfuric acid.

The Company’s guidance for full year 2026 is as follows:

▪Sales of $860 million to $940 million1, up 7% from 2025 at the mid-point of the range, excluding the projected pass-through effect of higher sulfur costs
▪Adjusted EBITDA2 of $175 million to $195 million, up 8% from 2025 at the mid-point of the range
▪Adjusted Free Cash Flow2 of $35 million to $55 million
▪Capital expenditures of $80 million to $90 million
▪Interest expense of $18 million to $22 million
▪Depreciation & Amortization of $78 million to $82 million
▪Effective tax rate in the mid 20% range
▪Adjusted Net Income2 of $55 million to $75 million, with Adjusted Diluted Income2 per share of $0.45 to $0.65

1Sales outlook for 2026 assumes higher average sulfur prices compared to 2025 and higher projected pass-through of sulfur costs of approximately $125 million.
2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and net cash provided by operating activities as well as the related tax impacts of these items and asset dispositions / acquisitions that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 3

Stock Repurchase
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. In October 2025, the Company’s Board of Directors approved the removal of the expiration date of the stock repurchase program. As of December 31, 2025, $182.2 million was available for share repurchases under the program.
During the quarter ended December 31, 2025, the Company repurchased 2,215,921 shares of its common stock on the open market at an average price of $9.03 per share, for a total cost of $20.0 million, excluding brokerage commissions and accrued excise tax. During the year ended December 31, 2025, the Company repurchased 5,752,285 shares of its common stock on the open market at an average price of $8.24 per share, for a total cost of $47.4 million, excluding brokerage commissions and accrued excise tax.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions and may be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 and Rule 10b5-1 trading plans or accelerated stock repurchases. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion.
Conference Call and Webcast Details
On Thursday, February 26, 2026, Ecovyst management will review the fourth quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 245-3047 (domestic) or
1 (203) 518-9765 (international) and use the participant code ECVTQ425.
Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.

Ecovyst Inc. and subsidiaries is a leading provider of virgin and regenerated sulfuric acid products and services. We believe that our products and services contribute to improving the sustainability of the environment.
We are a leading provider of sulfuric acid recycling to the North American refining industry for the production of alkylate, an essential gasoline component for lowering vapor pressure and increasing octane to meet stringent gasoline specifications and fuel efficiency standards. We are also a leading North American producer of high quality and high strength virgin sulfuric acid for industrial and mining applications. We also provide chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry.

For more information, see our website at https://www.ecovyst.com.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 4

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt to Net Income Ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2026 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against placing any undue reliance on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the enactment, schedule and impact of tariffs and trade disputes, currency exchange rates, adverse effects from the U.S. government shutdown, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions, except share and per share amounts)

	Three months ended December 31,		%	Years ended December 31,		%
	2025	2024	Change	2025	2024	Change

Sales	$199.4	$148.9	33.9%	$723.5	$598.3	20.9%
Cost of goods sold	152.6	105.9	44.1%	565.4	434.9	30.0%
Gross profit	46.8	43.0	8.8%	158.1	163.4	(3.2)%
Selling, general and administrative expenses	16.2	15.6	3.8%	66.0	65.4	0.9%
Other operating expense, net	8.8	5.0	76.0%	27.2	12.9	110.9%
Operating income	21.8	22.4	(2.7)%	64.9	85.1	(23.7)%
Interest expense, net	8.8	8.7	1.1%	34.2	36.5	(6.3)%
Debt modification and extinguishment costs	4.6	—	NM	5.5	4.6	19.6%
Other income, net	(0.3)	(1.8)	(83.3)%	(0.6)	(1.2)	(50.0)%
Income from continuing operations before income taxes	8.7	15.5	(43.9)%	25.8	45.2	(42.9)%
(Benefit) provision for income taxes	(0.5)	(8.3)	(94.0)%	19.5	(0.3)	(6600.0)%
Effective tax rate	(5.7)%	(53.5)%		75.6%	(0.7)%
Net income from continuing operations	9.2	23.8	(61.3)%	6.3	45.5	(86.2)%
Net loss from discontinued operations, net of tax	(3.4)	(54.3)	(93.7)%	(77.4)	(52.2)	48.3%
Net income (loss)	$5.8	$(30.5)	(119.0)%	$(71.1)	$(6.7)	961.2%

Earnings per share:
Basic income per share—continuing operations	$0.08	$0.20		$0.05	$0.39
Diluted income per share—continuing operations	$0.08	$0.20		$0.05	$0.39
Basic income (loss) per share—discontinued operations	$(0.03)	$(0.47)		$(0.67)	$(0.45)
Diluted income (loss) per share—discontinued operations	$(0.03)	$(0.46)		$(0.67)	$(0.44)
Basic income (loss) per share	$0.05	$(0.26)		$(0.62)	$(0.06)
Diluted income (loss) per share	$0.05	$(0.26)		$(0.61)	$(0.06)

Weighted average shares outstanding:
Basic	113,357,158	116,518,933		115,291,879	116,719,437
Diluted	114,454,479	117,515,453		115,957,562	117,447,438

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$197.2	$131.4
Accounts receivable, net	85.3	53.2
Inventories, net	26.8	18.0
Derivative assets	1.3	6.5
Prepaid and other current assets	8.8	10.9
Current assets held for sale	—	83.7
Total current assets	319.4	303.7
Property, plant and equipment, net	481.2	458.7
Goodwill	326.7	326.6
Other intangible assets, net	59.3	67.7
Right-of-use lease assets	37.9	33.1
Other long-term assets	36.5	37.3
Long-term assets held for sale	—	575.2
Total assets	$1,261.0	$1,802.3
LIABILITIES
Current maturities of long-term debt	$—	$8.7
Accounts payable	48.0	32.9
Operating lease liabilities—current	9.5	9.1
Accrued liabilities	63.3	39.8
Current liabilities held for sale	—	24.6
Total current liabilities	120.8	115.1
Long-term debt, excluding current portion	392.6	852.1
Deferred income taxes	113.3	105.4
Operating lease liabilities—noncurrent	28.7	23.9
Other long-term liabilities	2.1	3.1
Long-term liabilities held for sale	—	2.2
Total liabilities	657.5	1,101.8
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,872,846 on December 31, 2025 and 2024, respectively; outstanding shares 111,805,102 and 116,534,803 on December 31, 2025 and 2024, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	1,108.5	1,106.8
Accumulated deficit	(248.6)	(177.5)
Treasury stock, at cost; shares 29,067,744 and 24,338,043 on December 31, 2025 and 2024, respectively	(261.1)	(222.8)
Accumulated other comprehensive income (loss)	3.3	(7.4)
Total equity	603.5	700.5
Total liabilities and equity	$1,261.0	$1,802.3

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2025	2024
Cash flows from operating activities:	(in millions)
Net income	$(71.1)	$(6.7)
Net income (loss) from discontinued operations	77.4	52.2
Net income from continuing operations	6.3	45.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	67.8	59.9
Amortization	10.8	10.7
Amortization of deferred financing costs and original issue discount	1.2	1.4
Debt extinguishment costs	4.6	0.1
Deferred income tax benefit	32.2	(5.0)
Net loss on asset disposals	5.4	2.3
Stock compensation	9.7	11.1
Other, net	(5.3)	(13.1)
Working capital changes that provided (used) cash:
Receivables	(22.1)	6.2
Inventories	(5.6)	(4.5)
Prepaids and other current assets	(1.0)	2.8
Accounts payable	15.5	1.2
Accrued liabilities	(1.4)	(14.8)
Net cash provided by operating activities, continuing operations	118.1	103.8
Net cash provided by operating activities, discontinued operations	22.2	46.1
Net cash provided by operating activities	140.3	149.9

Cash flows from investing activities:
Purchases of property, plant and equipment	(70.4)	(55.6)
Proceeds from business divestitures, net of cash transferred	568.4	—
Business combinations	(41.5)	—
Net cash provided by (used in) investing activities, continuing operations	456.5	(55.6)
Net cash used in investing activities, discontinued operations	(21.1)	(17.9)
Net cash provided by (used in) investing activities	435.4	(73.5)

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 8

	Years ended December 31,
	2025	2024
Cash flows from financing activities:
Issuance of long-term debt, net of original issue discount and financing fees	870.8	870.8
Repayments of long-term debt	(1,344.5)	(879.7)
Repurchases of common shares	(46.9)	(5.0)
Tax withholdings on equity award vesting	(1.5)	(1.2)
Other, net	0.4	0.2
Net cash used in financing activities, continuing operations	(521.7)	(14.9)
Net cash used in financing activities, discontinued operations	(3.3)	(3.0)
Net cash used in financing activities	(525.0)	(17.9)

Effect of exchange rate changes on cash and cash equivalents	0.5	(0.9)
Net change in cash and cash equivalents	51.2	57.6
Cash and cash equivalents at beginning of period	146.0	88.4
Cash and cash equivalents at end of period	197.2	146.0
Less: cash and cash equivalents of discontinued operations	—	(14.6)
Cash and cash equivalents at end of period of continuing operations	$197.2	$131.4

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 9

Appendix Table A-1: Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three months ended December 31,			Years ended December 31,
	2025	2024	% Change	2025	2024	% Change
	(in millions)			(in millions)
Reconciliation of net income from continuing operations to Adjusted EBITDA from continuing operations
Net income from continuing operations	$9.2	$23.8		$6.3	$45.5
(Benefit) provision for income taxes	(0.5)	(8.3)		19.5	(0.3)
Interest expense, net	8.8	8.7		34.2	36.5
Depreciation and amortization	20.7	18.0		78.6	70.5
EBITDA	38.2	42.2		138.6	152.2
Debt modification and extinguishment costs	4.6	—		5.5	4.6
Net loss on asset disposals(a)	1.4	1.4		5.4	2.3
Transaction and other related costs(b)	0.6	0.3		3.4	0.4
Equity-based and other non-cash compensation	2.1	2.8		9.7	11.1
Restructuring, integration and business optimization expenses(c)	1.8	—		4.7	0.3
Other(d)	2.6	1.0		4.7	1.8
Adjusted EBITDA from continuing operations	$51.3	$47.7	7.5%	172.0	172.7	(0.4)%

Sales	199.4	148.9	33.9%	723.5	598.3	20.9%

Adjusted EBITDA from continuing operations margin	25.7%	32.0%		23.8%	28.9%

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(b)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(c)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(d)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net Income from Continuing Operations and EPS to Adjusted Net Income and Adjusted EPS(1)(2)

	Three months ended December 31,
	2025					2024
	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income from continuing operations	$8.7	$(0.5)	$9.2	$0.08	$0.08	$15.5	$(8.3)	$23.8	$0.20	$0.20
Debt modification and extinguishment costs	4.6	1.1	3.5	0.03	0.03	—	—	—	—	—
Net loss on asset disposals(a)	1.4	0.3	1.1	0.01	0.01	1.4	0.4	1.0	0.01	0.01
Transaction and other related costs(b)	0.6	0.1	0.5	—	—	0.3	0.1	0.2	—	—
Equity-based compensation	2.1	0.5	1.6	0.02	0.01	2.8	0.8	2.0	0.02	0.02
Restructuring, integration and business optimization expenses(c)	1.8	0.4	1.4	0.01	0.01	—	—	—	—	—
Other(d)	2.6	0.7	1.9	0.02	0.02	1.0	0.2	0.8	0.01	0.01
Adjusted Net Income, including impact of valuation allowance increase and changes in uncertain tax positions	21.8	2.6	19.2	0.17	0.16	21.0	(6.8)	27.8	0.24	0.24
Impact of valuation allowance increase(3)	—	(13.3)	13.3	0.12	0.12	—	—	—	—	—
Changes in uncertain tax positions release(4)	—	0.1	(0.1)	—	—	—	9.4	(9.4)	(0.08)	(0.08)
Adjusted Net Income(1)	$21.8	$(10.6)	$32.4	$0.29	$0.28	$21.0	$2.6	$18.4	$0.16	$0.16

Weighted average shares outstanding				113,357,158	114,454,479				116,518,933	117,515,453

	Years ended December 31,
	2025					2024
	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted	Pre-tax	Tax expense (benefit)	After-tax	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income from continuing operations	$25.8	$19.5	$6.3	$0.05	$0.05	$45.2	$(0.3)	$45.5	$0.39	$0.39
Debt modification and extinguishment costs	5.5	1.4	4.1	0.04	0.04	4.6	1.2	3.4	0.03	0.03
Net loss on asset disposals(a)	5.4	1.3	4.1	0.04	0.04	2.3	0.6	1.7	0.01	0.01
Transaction and other related costs(b)	3.4	0.9	2.5	0.02	0.02	0.4	0.1	0.3	—	—
Equity-based compensation	9.7	1.3	8.4	0.07	0.07	11.1	2.4	8.7	0.07	0.07
Restructuring, integration and business optimization expenses(c)	4.7	1.2	3.5	0.03	0.03	0.3	0.1	0.2	—	—
Other(d)	4.7	1.1	3.6	0.03	0.03	1.8	0.5	1.3	0.02	0.02
Adjusted Net Income, including impact of valuation allowance increase and changes in uncertain tax positions	59.2	26.7	32.5	0.28	0.28	65.7	4.6	61.1	0.52	0.52
Impact of valuation allowance increase(3)	—	(13.3)	13.3	0.12	0.11	—	—	—	—	—
Changes in uncertain tax positions(4)	—	0.1	(0.1)	—	—	—	9.4	(9.4)	(0.08)	(0.08)
Adjusted Net Income(1)	$59.2	$13.5	$45.7	$0.40	$0.39	$65.7	$14.0	$51.7	$0.44	$0.44

Weighted average shares outstanding				115,291,879	115,957,562				116,719,437	117,447,438

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 11

(1)We define Adjusted Net Income as net income from continuing operations adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income from continuing operations that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted Net Income may not be comparable with net income from continuing operations or Adjusted Net Income as defined by other companies.
(2)See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.
(3)Represents the tax impact of the state tax credit valuation allowance increase. Item is not expected to be recurring.
(4)Represents the tax impact of previously net unrecognized tax benefits, excluding interest and penalties, primarily due to the expiration of statutes of limitations.
The adjustments to net income from continuing operations are shown net of applicable tax rates of 24.8% and 25.3% for the years ended December 31, 2025 and 2024, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m) and adding the tax effect of equity-based compensation shortfall recorded as a discrete item.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 12

Appendix Table A-3: Adjusted Free Cash Flow

	Years ended December 31,
	2025	2024

Net cash provided by operating activities	$140.3	$149.9
Less:
Purchases of property, plant and equipment(1)	(91.5)	(69.0)
Free Cash Flow(2)	48.8	80.9

Adjustments to Free Cash Flow:
Cash paid for debt financing costs	1.0	4.6
Cash paid for costs related to the Waggaman acquisition	6.1	—
Cash paid for costs related to the segment disposal	17.6	—
Interest paid with debt prepayment	4.6	—
Adjusted Free Cash Flow(2)	$78.1	$85.5

Net cash provided by (used in) investing activities(3)	$435.4	$(73.5)
Net cash used in financing activities	$(525.0)	$(17.9)
(1)Includes purchases of property, plant and equipment reported in discontinued operations
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, including purchases of property, plant and equipment reported in discontinued operations, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 13

Appendix Table A-5: Net Debt Leverage Ratio

	December 31,
	2025		2024
	(in millions, except ratios)
Total debt	$397.1		$870.8
Less:
Cash and cash equivalents	197.2		131.4
Net debt	$199.9		$739.4

Net income from continuing operations	$6.3		$45.5
Adjusted EBITDA from continuing operations (1)	$172.0		$172.7

Net Debt to Net Income Ratio	31.7	x	16.3	x
Net Debt Leverage Ratio	1.2	x	4.3	x

(1)     Refer to Appendix Table A-1: Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA from Continuing Operations for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Fourth Quarter and Year 2025 Earnings Release	Page 14